UK Sub-Plan of the Iridium Communications Inc.
Amended and Restated 2015 Equity Incentive Plan

(June 2020)

1.This UK Sub-Plan (the “Sub-Plan”) of the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) provides additional terms and conditions applicable to Awards granted to Employees, Directors and Consultants who are resident in the UK for tax purposes.

2.The purpose of this Sub-Plan is to provide incentives for present and future Employees, Directors and Consultants who are resident in the UK for tax purposes.

3.This Sub-Plan is governed by the Plan and all the provisions of this Sub-Plan shall be identical to those of the Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the amendments set out in the following provisions shall be treated as having been made. Capitalized terms not explicitly defined in this Sub-Plan but defined in the Plan shall have the same definitions as in the Plan.

1.SECTION 1 – GENERAL

Section 1(b) of the Plan shall be deleted in its entirety and replaced with the following:

(b) Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards; provided, however, that this Sub-Plan is exclusively for Employees, Directors and Consultants who are resident in the UK for tax purposes.

2.     SECTION 8 – MISCELLANEOUS

2.1.    Section 8(h) of the Plan shall be deleted in its entirety and replaced with the following:

(h) Withholding Obligations. If, on the acquisition or disposal of, or the exercise or release of an Award an Award Tax Liability arises, the Participant shall indemnify the Constituent Company against the Award Tax Liability and the Award may not be acquired, disposed of, exercised or released unless either:

(i)    the Constituent Company is authorised to and is able to deduct an amount equal to the Award Tax Liability from the Participant’s salary for the current pay period; or

(ii) the Participant makes a payment to the Constituent Company of an amount equal to the Award Tax Liability at the time that the Award is made; or

(iii)    the Participant has given an irrevocable authority to the Constituent Company to instruct a third party approved by the Constituent Company
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as agent for the Participant to dispose of a sufficient number of the shares to realise a sum which is sufficient after the payment of all expenses and commissions payable in connection with the sale of such shares to discharge the Award Tax Liability and to pay a sum equal to the Award Tax Liability to the Constituent Company; or

(iv) the Participant enters into other arrangements acceptable to the Constituent Company for the payment to the Constituent Company of a sum sufficient to discharge the Award Tax Liability.

2.2.    The following provisions shall have effect as Sections 8(m), 8(n) and 8(o) of the Plan:

(m)    S.431 ITEPA Election. Should the Constituent Company, in its absolute discretion, decide it is appropriate, it is a term of the grant of any Award that the Participant agrees that the Participant shall join with the Constituent Company in electing under section 431 ITEPA to disapply in whole or in part the provisions of Part 7 Chapter 2 ITEPA, which election shall be in such form as may be approved by HMRC, and that such election once made shall not be revoked by the Participant.

(n)    Relationship with Employment Contract.

(i)    The rights and obligations of any Participant under the terms of his/her office or employment with any Constituent Company or former Constituent Company shall not be affected by being a Participant.

(ii)    The value of any benefit realised under the Sub-Plan by Participants shall not be taken into account in determining any pension or similar entitlements.

(iii)    Participants shall have no rights to compensation or damages on account of any loss in respect of Awards or the Sub-Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(A)    termination of office or employment with; or

(B)    notice to terminate office or employment given by or to,

any Constituent Company or any former Constituent Company. This exclusion of liability shall apply howsoever the termination of office or employment, or the giving of notice, is caused, and howsoever compensation or damages may be claimed.

(iv)    Participants shall have no rights to compensation or damages from any Constituent Company or any former Constituent Company on account of any loss in respect of any Award under this Sub-Plan where such loss arises (or is claimed to arise), in whole or in part, from:
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(A)    any company ceasing to be a Constituent Company; or

(B)    the transfer of any business from a Constituent Company to any person which is not a Constituent Company.

This exclusion of liability shall apply howsoever the change of status of the relevant Constituent Company, or the transfer of the relevant business, is caused, and howsoever compensation or damages may be claimed.

(o)    Data Protection. For the purposes of operating the Sub-Plan in the European Union and the United Kingdom, the Company will collect and process information relating to Participants in accordance with the privacy notice which is in force from time to time.

3.    SECTION 13 – DEFINITIONS

3.1.    The following definitions shall be added:

“Award Tax Liability”
means any liability of the Participant’s Employer to account to HMRC or any other tax authority for any amount of, or representing, income tax or Employee’s NICs or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or otherwise) which may arise on the acquisition or disposal of, or the exercise or release of any Award.

“Constituent Company”	means any of the following: (a) the Company; and (b) any company which is an Affiliate of the Company
“Employee’s NICs”	means primary Class 1 NICs arising on the acquisition or disposal of, or the exercise or release of any Award.
“HMRC”	means Her Majesty’s Revenue and Customs.
“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003.
“NICs”	means National Insurance Contributions.
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“N.I. Regulations”	means the laws, regulations and practices currently in force relating to liability for, and the collection of, NICs.
“Participant’s Employer”
means such Constituent Company as is a Participant’s employer or, if he/she has ceased to be employed by a Constituent Company, was his/her employer or such other Constituent Company, or other person as, under the PAYE Regulations or, as the case may be, the N.I. Regulations, or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Award Tax Liability.

“PAYE Regulations”	means the regulations made under section 684 of ITEPA.
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